December 5, 2023

PRIVATE & CONFIDENTIAL

Joe Ennen

Address Omitted

Dear Joe:

As a follow-up to our discussions regarding your intent to retire, this letter (the "Amendment") will serve to amend certain provisions of the Employment Agreement, dated March 29, 2019, between you and SunOpta Inc. (the "Agreement"), and the equity award agreements relating to the Restricted Stock Units (RSUs), Stock Options, and Performance Share Units (PSUs) described below. This Amendment is necessary to ensure a smooth and orderly transition of the Chief Executive Officer role at SunOpta, which the Board believes is in the best interests of all stakeholders.

Transition Period

It is essential to have your continued support and cooperation during a period of transition to ensure an organized and efficient transfer of affairs. Therefore, your employment with SunOpta will cease on April 1, 2024 (the "Departure Date"). Between January 2, 2024 and the Departure Date (the "Transition Period"), your title and role will change to "Advisor", reporting to myself. You will perform the agreed upon duties of this position in the same professional manner that you always have through the Departure Date and you will not terminate your employment prior to the Departure Date for any reason, other than death or disability. Such duties of this role will include, but are not limited to: (a) introducing the new CEO to the top 10 investors through in-person meetings as requested by the Company; (b) introducing the new CEO to the Company's top customers; (c) participating in on-site communication activities with Company employees and the new CEO in order to facilitate a seamless transition; (d) completing year end performance reviews of employees; (e) assisting with the completion and review of the year end financials and earnings call preparation; (f) advising the CEO as needed; and (g) any other duties as requested by the Company. You will cease to be a director on the board of SunOpta Inc. on January 2, 2024, and your execution of this Amendment will serve as your resignation as a director effective on that date.

In return, the Company will maintain your salary and benefits, less applicable deductions and withholdings, and continue your eligibility for the 2023 Short-Term Incentive Plan (STIP) subject, of course, to your continuing to be actively employed through the entirety of the Transition Period. Payment for any accrued and unused vacation owed to you, which shall be calculated after the Departure Date, will be paid out on the following payroll date. You will be eligible to participate in the 2024 STIP on a prorated basis.  Any resulting payout will be based on the Company's year-end financial results as determined in the 2024 STIP document and prorated for you based upon the percentage of time you were employed for fiscal year 2024. Such bonus payment, if any, will be paid out to you (including the vesting of any applicable PSUs) in accordance with the normally scheduled payout date for all eligible Company employees under the plan and does not require you to be employed by the Company on the payout date.

7078 Shady Oak Road | Eden Prairie, MN | 55344 T: 952.820.2518 F: 952.820.2518 www.sunopta.com

Additionally, the RSUs and the stock options listed on Schedule A shall accelerate and immediately vest on April 1, 2024 (the end of the Transition Period). You shall have the right to exercise any vested stock options until April 1, 2025 (12 months following the end of the Transition Period). If you fail to exercise your options on or before April 1, 2025, they will expire and cease to be of any further force or effect as of that date. You will continue to be eligible to have the PSUs listed on Schedule A vest on the applicable vesting date, based on the achievement of the applicable performance hurdles.

Should you leave the Company's employment prior to the end of the Transition Period, and such early departure is not mutually agreed upon by you and the Company, or if the Company terminates you for Cause (as defined in the Agreement) prior to the end of the Transition Period, then all of the preceding compensation and benefits, including eligibility for the 2023 STIP if it has not already been paid out, eligibility for the 2024 STIP, accelerated vesting of RSUs and stock options, continued eligibility of the PSUs and the extended exercise period for the stock options, will terminate, forfeit or cancel as of your last day of employment. You will not be entitled to benefits under Section 5.3 of the Agreement if your employment is terminated during the Transition Period.

The Company will provide you with a payment for any outstanding business expenses incurred up to and including your Departure Date in accordance with Company policy. Please submit all claims no later than two weeks from your Departure Date so that these can be reviewed and paid.

The payments, benefits and other entitlements set out in this Amendment shall constitute your complete entitlement and SunOpta's complete obligations to you whatsoever, including with respect to the cessation of your employment, whether at common law, statute or contract.

Your Continuing Obligations

(a) Employment Agreement:  Notwithstanding the cessation of your employment and in consideration of the payments and benefits set out in this Amendment, you represent and warrant that you have abided by and you confirm that you will continue to abide by all of the obligations set out in the Employment Agreement.

(b) Return of Property: Upon your Departure Date, you are required to return immediately to the Company all of the property of the Company in your possession or in the possession of your family or agents including, without limitation, wireless devices and accessories, computer and office equipment, keys, passes, credit cards, customer lists, sales materials, manuals, computer information, software and codes, files and all documentation (and all copies thereof) dealing with the finances, operations and activities of the Company, its customers, employees, partners, investors or suppliers.

(c) Confidentiality: You acknowledge that the provisions of Section 6.2 of the Agreement shall continue.

7078 Shady Oak Road | Eden Prairie, MN | 55344 T: 952.820.2518 F: 952.820.2518 www.sunopta.com

(d) Non-Competition: You acknowledge that the provisions of Section 6.3 of the Agreement shall continue.

(e) Non-Solicitation of Customers and Employees: You acknowledge that the provisions of Section 6.4 of the Agreement shall continue.

(f) Release: You will execute and return the Release attached as Schedule "B" hereto, the terms of which are incorporated herein and the delivery and non-revocation of which is a condition of any payment to you by the Company.

(g) Co-operation: During the 12-month period following the Departure Date, at the Company's request, you agree to cooperate reasonably with the Company and its legal advisors in connection with any existing or potential claims, investigations, administrative proceedings, lawsuits and other legal and business matters which arose during your employment or involving the Company with respect to which you have knowledge of the underlying facts. The Company will reimburse you for reasonable out of pocket expenses in connection with the cooperation described in this paragraph.

General

(a) Entire Agreement:  This Amendment and the Agreement constitutes the entire agreement between you and the Company with reference to any of the matters herein provided or with reference to your engagement, any employment or office with the Company or the cessation thereof. All promises, representations, collateral agreements, offers and understandings not expressly incorporated in this Amendment are hereby superseded and have no further effect.  Any conflict between the Amendment and the Agreement shall be governed by the Amendment.

(b) Full Understanding:  By signing this Amendment, you confirm that: (i) you have had an adequate opportunity to read and consider the terms set out herein, including the Release, and that you fully understand them and their consequences; (ii) you have been advised to consult with legal counsel of your choosing and that you have obtained such legal or other advice as you have considered advisable; and (iii) you are signing voluntarily, without coercion, and without reliance on any representation, express or implied, by the Company, or by any director, officer, shareholder, employee or other representative of the Company.

(c) Severability: You hereby agree that each provision and the subparts of each provision of this Amendment shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other provisions of this Amendment (which shall continue to be enforceable).

(d) Governing Law:  This Amendment, for all purposes, shall be construed in accordance with the laws of the state of Minnesota without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Amendment shall be brought only in a state or federal court located in the state of Minnesota. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

7078 Shady Oak Road | Eden Prairie, MN | 55344 T: 952.820.2518 F: 952.820.2518 www.sunopta.com

Except as expressly amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

Thank you again for your valued contributions to SunOpta. We wish you well!

Sincerely,

SUNOPTA INC.

/s/ Dean Hollis

Dean Hollis

Chair

ACCEPTANCE:

I hereby acknowledge receipt of this Amendment, and hereby accept and agree to be bound by the terms and conditions set out in this Amendment.

/s/ Joe Ennen	12/6/2023
Joseph Ennen	Date

7078 Shady Oak Road | Eden Prairie, MN | 55344 T: 952.820.2518 F: 952.820.2518 www.sunopta.com

Schedule A

Equity:

The following unvested RSUs and stock options granted to you as part of the Company's annual long-term incentive plan shall accelerate and immediately vest on April 1, 2024, subject to your continued employment with the Company through April 1, 2024. The following PSUs will vest of the dates noted below based on the achievement of the performance hurdle. Any PSUs that do not meet the performance requirements will be forfeited and cancelled and you will not be entitled to any payment in lieu of such forfeited and cancelled awards. Your vested options can be exercised until the earlier of (i) the expiry date of the option or (ii) April 1, 2025. A summary of your equity awards is provided below.

Equity Type
Grant Date
Vesting Date
Number

Stock Options
May 5, 2022

678,024

Stock Options
July 10, 2023

95,873

RSUs
July 10, 2023

55,067

PSUs (prorated for employment during the cycle)
May 5, 2022
May 5, 2025
340,078
Actual number of PSUs to vest will be determined based on actual performance hurdle achievement at the end of the performance period pursuant to the terms of the award agreement
PSUs (prorated for employment during the cycle)
July 10, 2023
April 15, 2026
119,728
Actual number of PSUs to vest will be determined based on actual performance hurdle achievement at the end of the performance period pursuant to the terms of the award agreement

7078 Shady Oak Road | Eden Prairie, MN | 55344 T: 952.820.2518 F: 952.820.2518 www.sunopta.com

Schedule B

FORM OF RELEASE OF CLAIMS

Release

FROM: Joseph Ennen

TO: SunOpta Inc., its affiliates, subsidiaries, parents and related organizations and their respective partners, directors, officers, shareholders, employees and agents (collectively "SunOpta")

1. Full and Final Release.  In consideration of the terms of the letter from SunOpta Inc. to me, Joseph Ennen, dated December 5, 2023 (the "Letter Agreement"), which terms are deemed to be and are accepted by me in full and final satisfaction of the Executive Employment Agreement between SunOpta and me, Joseph Ennen, made on March 29, 2019 (the receipt and sufficiency of which consideration are hereby acknowledged) and except for SunOpta's obligations referred to in the Letter Agreement, I, Joseph Ennen, personally and for my heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges SunOpta and its affiliates, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Release as the "Released Parties"), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the date I sign this Release. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination and retaliation prohibited by Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, including the amendments provided by the Older Workers Benefits Protection Act, or any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims under common law for tort, contract, or wrongful discharge.

2. Compliance with Older Worker Benefit Protection Act.  This Release is subject to the Older Workers Benefit Protection Act ("OWBPA"), which provides that I cannot waive a right or claim under the Age Discrimination in Employment Act (the "ADEA") unless the waiver is knowing and voluntary. I acknowledge and agree that I have executed this Release voluntarily and with full knowledge of its consequences. I acknowledge and agree that: (a) this Release is written in language I understand; (b) this Release applies to any rights I may have under the ADEA; (c) this Release does not apply to any rights or claims I may have under the ADEA which arise after the date I execute this Agreement; (d) I am advised to consult with an attorney before signing this Release; (e) SunOpta is giving me a period of twenty-one (21) days to consider this Release. I may accept and sign this Release before the expiration of the twenty-one (21) day period, but I am not required to do so by SunOpta; (f) for a period of fifteen (15) days following the signing of this Release, I may revoke the waiver of the ADEA claims in this Release by personally delivering or by mailing (postmarked within fifteen days after I sign this release) written notice of revocation to SunOpta; (g) this Release shall become effective on the sixteenth day after I sign it, and any revocation shall apply only to ADEA claims. Except as to the ADEA claims, this Release will remain in full force and effect.

7078 Shady Oak Road | Eden Prairie, MN | 55344 T: 952.820.2518 F: 952.820.2518 www.sunopta.com

3. Exceptions to the Release. The above release does not waive claims (i) for unemployment or workers' compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date I sign this Release, (iii) any claims under Executive's director and officer indemnification agreement or pursuant to the Company's or any Subsidiary's charter documents; (iv) rights to group medical or group dental insurance coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA"), (v) with respect to any rights under the equity award agreements with the Company, as the same may be modified by the terms of the Employment Agreement, (vi) that may arise after I sign this Release, and (vi) which cannot be released by private agreement. I understand that nothing in this Release (a) prevents me from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, or (b) prevents me from exercising my rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Release, I am waiving my right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by me or a third party on my behalf, except for any right I may have to receive a payment from a government agency (and not SunOpta) for information provided to the government agency.

SIGNED this 5th day of December, 2023.

_/s/ Joe Ennen__________________________________

Joseph Ennen

7078 Shady Oak Road | Eden Prairie, MN | 55344 T: 952.820.2518 F: 952.820.2518 www.sunopta.com